EXHIBIT 10.1
                                                                    ------------



                       ASSETS SALE AND PURCHASE AGREEMENT


                                  by and among:


                        WESTERN POWER & EQUIPMENT CORP.,
                             a Delaware corporation

                        WESTERN POWER & EQUIPMENT CORP.,
                              an Oregon corporation

                                       and


                         CNH DEALER HOLDING COMPANY LLC,
                      a Delaware limited liability company


                            Dated as of June __, 2008


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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I DEFINITIONS.........................................................1

ARTICLE II SALE AND PURCHASE OF ASSETS AND ASSUMPTION OF
CERTAIN LIABILITIES...........................................................5

  2.1   SALE AND PURCHASE OF ASSETS...........................................5

  2.2   EXCLUDED ASSETS.......................................................7

  2.3   ASSUMPTION OF LIABILITIES.............................................7

  2.4   CONSIDERATION FOR ASSET PURCHASE; HOLDBACK............................8

  2.5   ADJUSTMENTS TO PURCHASE PRICE.........................................9

  2.6   SCHEDULES............................................................10

  2.7   CLOSING..............................................................10

  2.8   DELIVERY TO BUYER....................................................10

  2.9   DELIVERY TO SELLERS..................................................11

  2.10  REQUIRED CONSENTS....................................................12

  2.11  FURTHER ASSURANCE....................................................12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS........................12

  3.1   CORPORATE STATUS.....................................................12

  3.2   AUTHORIZATION........................................................13

  3.3   CONSENTS AND APPROVALS...............................................13

  3.4   FINANCIAL DISCLOSURES................................................13

  3.5   TITLE TO PURCHASED ASSETS AND RELATED MATTERS........................13

  3.6   REAL PROPERTY LEASES.................................................14

  3.7   ACCOUNTS.............................................................15

  3.8   INVENTORY............................................................15

  3.9   CONTRACTS............................................................15

  3.10  LEGAL PROCEEDINGS....................................................15

  3.11  EMPLOYEES............................................................16

  3.12  ENVIRONMENTAL MATTERS................................................16

  3.13  FINDER'S FEES........................................................17

  3.14  TAXES................................................................17

  3.15  INTENTIONALLY DELETED................................................18

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  3.16  AFFILIATED TRANSACTIONS..............................................18

  3.17  BENEFITS PLANS.......................................................18

  3.18  OVERTIME, BACK WAGES, VACATION AND MINIMUM WAGES.....................19

  3.19  DISCRIMINATION, WORKERS COMPENSATION AND OCCUPATIONAL
        SAFETY AND HEALTH....................................................20

  3.20  INTENTIONALLY DELETED................................................20

  3.21  LABOR DISPUTES; UNFAIR LABOR PRACTICES...............................20

  3.22  INSURANCE POLICIES...................................................20

  3.23  PRODUCT WARRANTIES...................................................20

  3.24  COMPLIANCE WITH LAWS; LICENSES AND PERMITS...........................20

  3.25  PRODUCT SAFETY AUTHORITIES...........................................20

  3.26  INTENTIONALLY DELETED................................................21

  3.27  FULL DISCLOSURE......................................................21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER...........................21

  4.1   ORGANIZATIONAL STATUS................................................21

  4.2   AUTHORIZATION........................................................21

  4.3   CONSENTS AND APPROVALS...............................................21

ARTICLE V COVENANTS OF SELLERS...............................................22

  5.1   OPERATION OF THE BUSINESS............................................22

  5.2   ACCESS...............................................................22

  5.3   INSURANCE AND MAINTENANCE OF THE PURCHASED ASSETS....................22

  5.4   EMPLOYEES............................................................23

  5.5   FULFILLMENT OF CONDITIONS............................................23

  5.6   NOTIFICATION OF CERTAIN MATTERS......................................23

  5.7   NEW LEASE............................................................23

  5.8   NON-COMPETITION......................................................23

  5.9   USE OF NAME..........................................................24

ARTICLE VI COVENANTS OF BUYER................................................24

  6.1   FULFILLMENT OF CONDITIONS............................................24

  6.2   EMPLOYEES............................................................25

  6.3   PRO RATA SHARE OF PREPAID RENT AND LEASE EXPENSES....................25

  6.4   ACCOUNTS.............................................................25

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ARTICLE VII FURTHER COVENANTS................................................25

  7.1   CONFIDENTIALITY......................................................25

  7.2   COMMERCIALLY REASONABLE EFFORTS......................................26

  7.3   EXPENSES.............................................................26

  7.4   TRANSFER TAXES.......................................................26

  7.5   RECEIPT OF PAYMENTS POST-CLOSING.....................................26

  7.6   TERMINATION OF DEALER AGREEMENTS AND RELEASE OF CLAIMS...............27

ARTICLE VIII CONDITIONS PRECEDENT TO THE TRANSACTIONS........................27

  8.1   CONDITIONS TO EACH PARTY'S OBLIGATIONS...............................27

  8.2   CONDITIONS TO OBLIGATIONS OF BUYER...................................27

  8.3   CONDITIONS TO OBLIGATIONS OF SELLERS.................................29

ARTICLE IX INDEMNIFICATION...................................................30

  9.1   BY SELLERS...........................................................30

  9.2   BY BUYER.............................................................31

  9.3   PROCEDURE FOR CLAIMS.................................................31

  9.4   THIRD PARTY CLAIMS...................................................31

  9.5   HOLDBACK.............................................................32

  9.6   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS................33

ARTICLE X TERMINATION........................................................33

10.1    GROUNDS FOR TERMINATION..............................................33

10.2    EFFECT OF TERMINATION................................................34

ARTICLE XI PUBLIC ANNOUNCEMENTS..............................................35

ARTICLE XII CONTENTS OF AGREEMENT, AMENDMENT, PARTIES IN INTEREST,
ASSIGNMENT, ETC..............................................................35

ARTICLE XIII INTERPRETATION..................................................35

ARTICLE XIV NOTICES..........................................................36

ARTICLE XV GOVERNING LAW; CONSENT TO JURISDICTION; CONSENT TO
SERVICE OF PROCESS...........................................................37

ARTICLE XVI COUNTERPARTS.....................................................38

ARTICLE XVII SEVERABILITY....................................................38

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EXHIBITS

Exhibit A   List of Acquired Locations
Exhibit B   Form of Bill of Sale
Exhibit C   Form of Assignment and Assumption

SCHEDULES

2.1(a)      Leases
2.1(b)      Fixed Assets
2.1(c)(i)   New Equipment Inventory
2.1(c)(ii)  Used and Rental Equipment Inventory
2.1(c)(iii) Parts Inventory
2.1(d)      Customer Deposits, Rent Deposits, Prepaid Items
2.1(e)(i)   Accounts, Notes, Other Receivables Under 90 Days
2.1(e)(ii)  Accounts, Notes, Other Receivables Over 90 Days
2.1(f)      Assigned Contracts
2.1(g)      Assigned Permits
2.1(j)      Intellectual Property
2.1(k)      Work Orders in Process
2.3(a)(ii)  Scheduled Liabilities
2.4         Purchase Price
2.5         Inventory
3.3(a)      Required Consents
3.4         Financial Disclosures
3.5         Title Exceptions
3.7         Adjustments to Accounts
3.8         Consignment/Materials
3.9         Defaults, etc. Under Assigned Contracts
3.10(a)     Pending Litigation
3.10(b)     Claims
3.11(a)     Employees; Collective Bargaining Agreements
3.11(b)     Indebtedness to Employees
3.12        Environmental
3.14        Taxes
3.16        Affiliated Transactions
3.17(a)     Benefit Plans
3.17(c)     Determination Letters
3.18        Employee Claims
3.19        Workers Compensation Claims
3.21        Labor Disputes/Unfair Labor Practices
3.22        Insurance Policies
3.23        Product Warranties
3.24        Compliance with Laws, Licenses, Permits
6.2         Vacation/Sick Leave
8.2(f)      Creditors

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                       ASSETS SALE AND PURCHASE AGREEMENT

            THIS ASSETS SALE AND PURCHASE AGREEMENT is made effective as of June __, 2008, by and among WESTERN POWER & EQUIPMENT CORP., a Delaware corporation (the "Parent"), WESTERN POWER & EQUIPMENT CORP., an Oregon corporation and a wholly owned subsidiary of the Parent ("WPE"), and CNH DEALER HOLDING COMPANY LLC ("Buyer"), a Delaware limited liability company which is a wholly-owned subsidiary of CNH America, LLC ("CNH"). The Parent and WPE are hereinafter sometimes referred to individually as a "Seller" and collectively as "Sellers." Certain terms are used herein as defined below in Article I or elsewhere in this Agreement.

                                   BACKGROUND

            WPE desires to sell, and Buyer desires to purchase, the Purchased Assets (as such term is defined in Section 2.1) and, as part of such sale and purchase, Buyer is willing to assume certain obligations and liabilities of WPE as set forth herein.

                                   WITNESSETH

            NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms, as well as any other terms defined elsewhere in this Agreement, shall be equally applicable to both the singular and plural forms of the terms defined).

            "Accounts" is defined in Section 2.1(e).

            "Acquired Locations" means the WPE branch locations identified on Exhibit "A" attached hereto and made a part hereof.

            "Adjustment Amount" is defined in Section 2.5(b).

            "Affiliates" means, with respect to a particular party, persons or entities controlling, controlled by or under common control with that party, including but not limited to any members, officers, directors and majority-owned entities of that party and of its other Affiliates.

            "Agreement" means this Agreement and the exhibits and schedules hereto.

            "Assigned Contracts" means those Contracts of WPE (other than the Leases) assigned to and assumed by the Buyer pursuant to Section 2.1(f) hereof.

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            "Assigned Permits" is defined in Section 2.1(g).

            "Assumed Liabilities" is defined in Section 2.3(a).

            "Benefit Plan" is defined in Section 3.17(a).

            "Business" means WPE's business of selling, renting, repairing and maintaining construction equipment and related parts manufactured by Buyer or one of WPE's other suppliers at the Acquired Locations.

            "Charter Documents" means an entity's certificate of organization or formation, certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, limited liability company or operating agreement, general or limited partnership agreement, certificate of limited partnership, joint venture agreement, by-laws or similar document governing the entity.

            "Claim" means any allegation, claim, action, cause of action, lawsuit or other legal proceeding, whether at law, in equity or before any governmental agency or arbitrator, for damages, costs, losses or expenses incurred by any person as a result of any actions or failure to act by any party, or its officers, directors, employees or agents.

            "Closing" means the closing of the Transactions.

            "Closing Date" is defined in Section 2.6.

            "CNH Capital" means CNH Capital America LLC, a Delaware limited liability company.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Contract" means any written or oral contract, agreement, lease, instrument or other commitment that is binding on any Person or its property under applicable law.

            "Court Order" means any judgment, decree, injunction, order, directive or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority, whether in the United States or in any other jurisdiction, that is binding on any Person or its property under applicable law.

            "Damages" is defined in Section 9.1.

            "Default" means (i) a breach, default or violation or (ii) the occurrence of an event that with the passage of time or the giving of notice, or both, would constitute a breach, default or violation.

            "Disclosure Schedules" is defined in Section 2.6.

            "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

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            "Environmental Condition" is defined in Section 3.12(b).

            "Environmental Law" is defined in Section 3.12(a).

            "Environmental Liabilities" means, without limitation, all liabilities, losses, claims, debts, assessments, deficiencies, charges, demands, fines, penalties, costs, expenses, damages, natural resource damages, reasonable fees and disbursements of counsel, costs of Remedial Action, liens or other claims against property or improvements thereon for work, labor or services performed with respect thereto or other obligations of any kind, character or description (whether absolute, contingent, matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) that pertain or relate, in whole or in part, to an Environmental Condition.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

            "Excluded Assets" is defined in Section 2.2.

            "Excluded Liabilities" is defined in Section 2.3(b).

            "Fixed Assets" is defined in Section 2.1(b).

            "GAAP" means U.S. generally accepted accounting principles, applied on a consistent basis.

            "Governmental Body" means any federal, state, local or foreign government entity or any court, administrative or regulatory agency or commission or other governmental authority or agency.

            "Hazardous Substances" is defined in Section 3.12.

            "Holdback Amount" is defined in Section 2.4(c).

            "Holdback Period" is defined in Section 9.5.

            "Indemnification Obligations" is defined in Section 9.5.

            "Indemnified Party" is defined in Section 9.3.

            "Indemnitor" is defined in Section 9.3.

            "Inventory" is defined in Section 2.1(c).

            "Knowledge" means the actual knowledge of the respective party or parties, as the case may be, after reasonable inquiry, as well as knowledge that a reasonable prudent individual in a similar position would be likely to have. In the case of either Seller, "Knowledge" shall mean the knowledge of Dean McLain, Mark Wright or Douglas Wiles, including their actual knowledge and knowledge attributed to them under the foregoing standard.

            "Leases" is defined in Section 2.1(a).

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            "Legal Requirement" means any statute, law, ordinance, regulation, order, governmental permit or rule of any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, whether in the United States or in any other jurisdiction, including but not limited to those covering food and drug, environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, employment, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

            "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

            "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

            "Material Adverse Change" with respect to any Person means any material adverse change in the business, properties, results of operations, condition (financial or otherwise), liquidity, products, competitive position, customers and customer relations.

            "Material Adverse Effect" means any effect which has resulted in, or is reasonably likely to result in, a Material Adverse Change.

            "Ordinary Course" or "ordinary course of business" means the ordinary course of business of a Person that is consistent with such Person's past practices.

            "Person" means any natural person, limited liability company, corporation, partnership, proprietorship, association, trust or other legal entity.

            "Purchased Assets" is defined in Section 2.1.

            "Remedial Action" is defined in Section 3.12.

            "Required Consents" is defined in Section 3.3.

            "Scheduled Liabilities" is defined in Section 2.3(a)(ii).

            "Taxes" means all taxes, charges, fees, levies, or other like assessments, including income, gross receipts, ad valorem, value added, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll, stamp, occupation , premium, custom duties, severance and franchise taxes imposed by a Governmental Body; and shall include any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such Taxes or any contest or dispute thereof.

            "Termination Date" is defined in Section 10.1(b).

            "Transaction Documents" means this Agreement and the other agreements and documents among the parties contemplated hereby and thereby.

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            "Transactions" means the transactions contemplated by the
Transaction Documents.

            "WPE Financial Disclosures" is defined in Section 3.4.

                                   ARTICLE II

                           SALE AND PURCHASE OF ASSETS
                      AND ASSUMPTION OF CERTAIN LIABILITIES

            2.1 SALE AND PURCHASE OF ASSETS. Subject to the terms and conditions of this Agreement, at the Closing Sellers shall sell, transfer, convey, assign and deliver to Buyer, free and clear of all Encumbrances or Liabilities (other than the Assumed Liabilities and Encumbrances that secure the Assumed Liabilities) and with no impairments of title, and Buyer shall purchase, acquire and accept from Sellers, all the right, title and interest of Sellers in and to the following assets to the extent such assets are associated with the Acquired Locations and the Ordinary Course operation of the Business (collectively, the "Purchased Assets"):

                        (a) Leases. All rights and interests under the real estate leases relating to the Acquired Locations, as described on Schedule 2.1(a) (including all exhibits and amendments thereto, the "Leases");

                        (b) Fixed Assets. All machinery, equipment, computer hardware, tools, vehicles (other than vehicles included in Inventory), furniture, furnishings, leasehold improvements and fixtures (to the extent owned by WPE), office and shop supplies and other tangible personal property located at the Acquired Locations, in transit thereto or in the possession of any bailee and used in the Ordinary Course of the Business at the Acquired Locations, as more fully described on Schedule 2.1(b) (the "Fixed Assets"), as adjusted pursuant to Section 2.5; provided further, that for purposes of the Section 2.5 adjustments, the following criteria will be applied in valuing the Fixed Assets:
(1) office and shop supplies will be sold to Buyer for a total of $16,000; (2) service, parts and sales manuals will be sold to Buyer for a total of $16,000;
(3) leasehold improvements will be sold to Buyer for their net book value at Closing Date; and (4) all other Fixed Assets shall be valued at fair market replacement value, taking into consideration age and condition;

                        (c) Inventory. The (i) new equipment inventory listed on
Schedule 2.1(c)(i), (ii) used and rental equipment inventory listed on Schedule 2.1(c)(ii), and (iii) parts inventory listed on Schedule 2.1(c)(iii), as adjusted pursuant to Section 2.5 (collectively, the "Inventory"); provided further, that for purposes of the Section 2.5 adjustments, the following criteria will be applied in valuing the Inventory: (1) new equipment will valued at dealer net price, minus all applicable discount programs, plus freight, assembly, and reasonable handling costs; (2) discounts will be allowed for demonstration hours or use; (3) where applicable, normal hourly use rates will apply, as set forth in CNH's "Schedule of Terms and Discounts;" (4) where normal hourly use rates are not applicable, reasonable depreciation will be applied by Buyer, subject to adjustment as provided in Section 2.5 hereof; (5) WPE will make reasonable efforts to return all equipment inventory that is competitive with CNH equipment to the original manufacturer prior to Closing; (6) all unreturned competitive inventory will be acquired by Buyer at its liquidation value; (7) equipment owned by WPE but rented to or otherwise in use by Arizona Pacific

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Materials LLC (an Affiliate of WPE) will be deemed Excluded Assets, and will not be acquired by Buyer; (8) used and rental equipment will be sold at a price based on fair market wholesale value; (9) parts with a turn within the past twenty-four (24) months will be sold to Buyer at current dealer net less all-applicable dealer discounts; (10) parts without a turn for more than twenty-four (24) months will be sold at current dealer net less 50%; and (11) WPE will make reasonable efforts to return all parts inventory that is competitive with CNH equipment to the original manufacturer prior to closing, provided that all unreturned competitive parts will be purchased by Buyer at the prices specified above;

                        (d) Prepaid Items. The customer deposits, rent deposits and other prepaid items relating to the Purchased Assets or the Acquired Locations, listed on Schedule 2.1(d) ("Prepaid Items"), as adjusted pursuant to
Section 2.5;

                        (e) Accounts. The accounts, notes and other receivables listed on Schedule 2.1(e)(i) (accounts 60 days and under) and Schedule 2.1(e)(ii) (accounts over 60 days, discounted as hereinafter provided), as adjusted pursuant to Section 2.5 (the "Accounts"); provided further, that for purposes of the Section 2.5 adjustments, the following criteria will be applied in valuing the Accounts: (1) accounts 60 days and under will be valued at 100% of face amount; (2) accounts over 60 days but under 121 days will be valued at 75% of face amount; and (3) accounts over 120 days will be valued at zero (subject to the provisions of Section 6.4);

                        (f) Assigned Contracts. All rights under the Contracts, including distributor agreements, capital leases, collective bargaining agreements, security agreements, mortgages, agreements with customers (including without limitation purchase orders, preventive maintenance agreements, rental agreements, and recourse and buy-back contracts and obligations), vehicle leases, computer leases, mobile telephone agreements, and software licenses, and including without limitation any and all liens or security interests associated with any of the foregoing rights, to the extent relating to the Purchased Assets or the Acquired Locations and identified on Schedule 2.1(f) (collectively, the "Assigned Contracts");

                        (g) Assigned Permits. Any governmental permits or licenses, to the extent assignable, relating exclusively to the Acquired Locations and identified on Schedule 2.1(g) (the "Assigned Permits");

                        (h) Causes of Action. All causes of action, demands, rights against third parties and choses in action arising out of occurrences before or after the Closing, including without limitation all rights under express or implied warranties, and all other intangible rights and assets, relating exclusively to the Purchased Assets, the Acquired Locations or the Assumed Liabilities;

                        (i) Books and Records. The books and records of WPE, including all service, parts and sales manuals, personnel files, data, plans and recorded knowledge, including customer and supplier lists, equipment maintenance and warranty information, all correspondence with any customers, suppliers, employees or governmental entities relating to the Business, sales and pricing data, and any other reports, marketing studies, plans and documents relating to the Business, in whatever form, including without limitation electronic databases, and whether held by Sellers or stored on behalf of Sellers by third parties, directly and exclusively related to any of

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the foregoing (provided that Sellers may retain copies of all of the foregoing and the originals of personnel and other records Sellers are required by law to retain in their possession or are necessary or desirable to be retained for their ongoing business, regulatory compliance, the maintenance of their corporate franchises, or for archival purposes);

                        (j) Intellectual Property. The intellectual property of WPE listed on Schedule 2.1(j);

                        (k) Service Work Orders in Process. The rights to accrued but unbilled obligations arising out of the service work orders listed on Schedule 2.1(k) (the "Work Orders in Process"), as adjusted pursuant to
Section 2.5; provided further, that for purposes of the Section 2.5 adjustments, the following criteria will be applied in valuing the Work Orders in Process:
(1) unbilled customer repair labor will be sold to Buyer at 60% of normal customer hourly rate; and (2) internal repair labor will be sold to Buyer at the various mechanics' hourly rates; and

                        (l) Other Necessary Assets. All other assets and property owned by WPE and necessary for the operation of the Business in the Ordinary Course.

            2.2 EXCLUDED ASSETS. Sellers shall not sell, transfer, convey, assign or deliver, and shall retain, any and all assets whatsoever other than the Purchased Assets (the "Excluded Assets").

            2.3 ASSUMPTION OF LIABILITIES.

                        (a) At the Closing, Buyer shall assume, and shall agree to pay and discharge when due, only those Liabilities of WPE that are set forth below, subject to the further limitations hereinafter set forth (collectively the "Assumed Liabilities"):

                                    (i) All Liabilities of WPE under the Leases,
the Assigned Contracts and the Assigned Permits, arising after the Closing Date; and

                                    (ii) The Liabilities listed on Schedule
2.3(a)(ii) (the "Scheduled Liabilities"), subject to adjustment as provided in
Section 2.5.

                        (b) Buyer shall not be deemed to assume or to be otherwise liable, and Sellers will be responsible for, any Liabilities relating to the Business other than the Assumed Liabilities (the "Excluded Liabilities"). The Excluded Liabilities include without limitation: (i) all amounts outstanding under any and all indebtedness for borrowed money, including lines of credit, letters of credit, notes payable and loans payable or deferred compensation, except to the extent included in the Scheduled Liabilities and expressly assumed by Buyer; (ii) all Environmental Liabilities that arise out of or result from events occurring or conditions existing on or prior to the Closing Date; (iii) all product liability or claims for injury to any person or property that relate to equipment or parts sold or maintenance or repairs made to equipment or parts by WPE on or prior to the Closing Date; (iv) all Tax Liabilities of WPE, including any such Liabilities of WPE related to consummation of the Transactions and any Liabilities of WPE for Taxes of another Person (but not including transfer taxes that are Buyer's responsibility under Section 7.4 of this Agreement); (v) any Liabilities arising out of WPE's violation or failure to comply with any Legal Requirement or any Court Order; (vi) except as provided in Section 6.3 with respect to

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accrued vacation and sick leave, any Liability arising under or relating to any
Benefit Plans or any person's employment or termination of employment with either Seller; (vii) any deductibles, self-insured retentions or retrospective rating plans connected with any insurance policy of WPE; and (viii) any fees, costs and expenses incurred in connection with this Agreement and the Transactions.

            2.4 CONSIDERATION FOR ASSET PURCHASE; HOLDBACK. Subject to the terms and conditions of this Agreement, the consideration (the "Purchase Price") for the purchase of the Purchased Assets shall be as follows:

                        (a) The following amounts payable in cash at Closing (subject to the Hold-Back):

                                    (i) $13,488,500 for new equipment Inventory
(subject to adjustment as provided in Section 2.5); plus

                                    (ii) $3,181,249 for parts Inventory (subject
to adjustment as provided in Section 2.5); plus

                                    (iii) $7,707,293 for used and rental
equipment Inventory (subject to adjustment as provided in Section 2.5); plus

                                    (iv) An amount representing reimbursement of
the security deposits with respect to the Leases, as identified in Schedule 2.1(a), plus the amount of any additional prepaid items identified in Schedule 2.1(d) (subject to adjustment as provided in Section 2.5); plus

                                    (v) $2,829,665 for Fixed Assets (subject to
adjustment as provided in Section 2.5), which includes an aggregate of $32,000 for (A) office and shop supplies and (B) service, parts and sales manuals and literature; plus

                                    (vi) $3,893,634 for the Accounts (subject to
adjustment as provided in Section 2.5); plus

                                    (vii) An amount representing reimbursement
for labor costs related to Work Orders in Process as reflected on Schedule 2.1(k) (subject to adjustment as provided in Section 2.5); minus

                                    (viii) The aggregate dollar amount of the
Scheduled Liabilities (subject to adjustment as provided in Section 2.5); minus

                        (b) An amount equal to the aggregate of all amounts paid by Buyer (at Buyer's option) directly to creditors of WPE to discharge Encumbrances on the Purchased Assets in accordance with payoff letters delivered to Buyer as provided in Section 8.2(f) hereof, including without limitation repayment of WPE's debt to CNH Capital, which payments shall be deemed made for the benefit of WPE; minus

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                        (c) An amount equal to $1,000,000 (the "Holdback
Amount"), to be held by the Buyer to pay any Adjustment Amount owed to the Buyer as provided in Section 2.5 hereof, and to satisfy any Indemnification Obligations of the Sellers as provided in Section 9.5 hereof, in the declining amounts for the respective periods and otherwise on the terms and conditions set forth in Section 9.5; plus

                        (d) The assumption of the Assumed Liabilities.

            2.5 ADJUSTMENTS TO PURCHASE PRICE.

                        (a) Schedule 2.1(b) (Fixed Assets), Schedule 2.1(c)(i) (equipment Inventory), Schedule 2.1(c)(ii) (used and rental equipment Inventory), Schedule 2.1(c)(iii) (parts Inventory), Schedule 2.1(e)(i) and
Schedule 2.1(e)(ii) (Accounts) and Schedule 2.3(a)(ii) (Scheduled Liabilities) attached to this Agreement as executed and delivered by the parties (together, the "Interim Purchase Price Schedules") show the Fixed Assets, the Inventory, the Accounts and the Scheduled Liabilities as of the effective dates set forth therein. On or before that date which is three (3) business days prior to the Closing Date (or such other date as the parties may agree in writing), Buyer shall prepare and deliver to Sellers up-dated Purchase Price Schedules showing the Fixed Assets, the Inventory, the Accounts and the Scheduled Liabilities as of the then most recent date for which data is available (the Interim Purchase Price Schedules, adjusted as aforesaid, are hereinafter referred to as the "Closing Schedules"), using the valuation methodologies as set forth in Section
2.1 hereof. Sellers shall cooperate with Buyer to assist in the preparation of the Closing Schedules. The Closing Schedules as prepared by Buyer shall be used for purposes of calculating the Purchase Price payable on the Closing Date as provided in Section 2.4 hereof, but shall be subject to further post-closing adjustment as provided in Section 2.5(b) hereof.

                        (b) Within thirty (30) calendar days after the Closing Date, Buyer shall prepare and deliver to Sellers (i) amended schedules, listing
(A) the actual Fixed Assets, Inventory, Accounts and Scheduled Liabilities transferred to or assumed by Buyer, and (B) the actual value of Prepaid Items and Work Orders in Process as of the Closing Date (the "Amended Schedules"), using the valuation methodologies as set forth in Section 2.1 hereof, and (ii) a statement showing an adjustment amount (the "Adjustment Amount") equal to the net of change in the aggregate value of the Fixed Assets, the Inventory, the Accounts, the Prepaid Items and the Work Orders in Process, net of the Scheduled Liabilities, as determined based on the Amended Schedules, from such value as determined based on the Closing Schedules. If the Adjustment Amount is a negative amount, then the Purchase Price shall be reduced by such amount. If the Adjustment Amount is a positive amount, then the Purchase Price shall be increased by such amount.

                        (c) Sellers shall have ten (10) calendar days to review the Adjustment Amount as determined by Buyer pursuant to subsection (b) hereof and to notify Buyer of their agreement or disagreement thereto, provided that, if Sellers fail to so notify Buyer within such 10-day period they shall be deemed to have agreed with the Adjustment Amount determined by Buyer in all respects. If Sellers agree (or are deemed to have agreed) with the Adjustment Amount as determined by Buyer, then within five (5) calendar days following the end of the aforesaid 10-day period, or if earlier, within five (5) calendar days of Sellers notifying Buyer of such agreement, Buyer shall pay WPE the Adjustment Amount if such amount is a positive number, and Sellers shall pay Buyer the Adjustment Amount if such amount is a negative number. Sellers' obligation to pay the Adjustment Amount (if any) shall be satisfied by deducting the Adjustment Amount from the Holdback Amount as provided in Section 9.5 hereof.

                        (d) If Sellers disagree with Buyer's calculation of the Adjustment Amount, then Sellers and Buyer shall have fifteen (15) calendar days following the date Sellers send the notice of disagreement provided for in subsection (c) hereof to resolve such issues. If any issues remain unresolved after that period of time, the parties will, within five (5) calendar days, submit the dispute for resolution to an independent financial consulting firm (the "Arbiter") for review and resolution of all matters that are in dispute, based on the valuation methodologies as set forth in Section 2.1 hereof. The Arbiter shall be a mutually acceptable nationally recognized independent financial consulting firm agreed upon by Buyer and Sellers in writing. Buyer and Sellers will use reasonable efforts to cause the Arbiter to render a decision resolving the matters in dispute within fifteen (15) calendar days after the submission of such matters to the Arbiter or such longer period as the parties may mutually agree upon in writing. Buyer and Sellers agree that the determination of the Arbiter (the "Determination") shall be final and binding upon Buyer and Sellers (absent manifest error). Promptly following issuance of the Determination, the Adjustment Amount will be calculated in accordance with the Determination, and Sellers shall pay Buyer the Adjustment Amount if such amount is a negative number, and Buyer shall pay WPE the Adjustment Amount if such amount is a positive number. Sellers' obligation to pay the Adjustment Amount (if any) shall be satisfied by deducting the Adjustment Amount from the Holdback Amount as provided in Section 9.5 hereof. The fees, costs and expenses of the Arbiter shall be borne equally by Sellers and Buyer.

            2.6 SCHEDULES. The Schedules to this Agreement other than the Interim Purchase Price Schedules, the Closing Schedules and the Amended Schedules are referred to herein as the "Disclosure Schedules." This Agreement may be executed and delivered by the parties, and shall be binding upon them in accordance with and subject to its terms and conditions, notwithstanding the fact that the Disclosure Schedules are not attached to this Agreement at the time of such execution and delivery. Sellers shall prepare and deliver to Buyer the Disclosure Schedules as soon as practicable following the execution and delivery of this Agreement, but in any event on or before that date which is ten
(10) business days prior to the Closing Date (or such other date as the parties may agree in writing). The obligation of Buyer to consummate the Transactions shall be subject to its review and approval of the form and content of the Disclosure Schedules, as provided in Section 8.2 hereof. Once approved by Buyer, the Disclosure Schedules shall be attached to this Agreement and made a part hereof.

            2.7 CLOSING. Unless this Agreement shall have been terminated and the Transactions abandoned pursuant to Article X, and subject to the conditions to the Transactions set forth in Article VIII, the Closing shall take place as promptly as practicable after satisfaction or waiver of such conditions but in any event by that date which is sixty (60) days following the date of this Agreement, at 10:00 AM local time, at the offices of Buyer's counsel, unless the parties hereto agree in writing to another date, time or place. The date on which the Closing occurs is referred to herein as the "Closing Date."

            2.8 DELIVERY TO BUYER. At the Closing, Sellers shall deliver to
Buyer:

                        (a) a duly executed Bill of Sale in the form attached hereto as Exhibit "B" (the "Bill of Sale");

                        (b) a duly executed Assignment and Assumption Agreement in the form attached hereto as Exhibit "C (the "Assignment and Assumption Agreement");

                        (c) duly executed assignment and assumption agreements with respect to each of the Leases in form and substance satisfactory to Buyer;

                        (d) duly executed estoppel certificates with respect to each of the Leases, in form and substance satisfactory to Buyer;

                        (e) duly executed instruments of assignment and assumption and other instruments where required to transfer any Purchased Assets;

                        (f) executed copies of each of the Required Consents referred to in Schedule 3.3(a), except to the extent waived by Buyer and Sellers;

                        (g) all business records and other documents containing or relating to the Purchased Assets (or otherwise make such records and documents available to Buyer);

                        (h) all such other endorsements, assignments and instruments as, in the reasonable opinion of Buyer or its counsel, are necessary to vest in Buyer good and marketable title to the Purchased Assets;

                        (i) the New Lease, as required by Section 5.7 hereof;

                        (j) the Non-Competition Agreement of Dean McLain, as required by Section 5.8(d) hereof;

                        (k) the Release, as required by Section 7.6 hereof;

                        (l) possession of the Purchased Assets, free and clear of all Encumbrances; and

                        (m) all other previously undelivered documents required to be delivered by Sellers to Buyer at or prior to the Closing in connection with the Transactions, including those contemplated by Article VIII.

            2.9 DELIVERY TO SELLERS. At the Closing, Buyer shall deliver to
Sellers:

                        (a) a duly executed Assignment and Assumption Agreement;

                        (b) assignment and assumption agreements with respect to each of the Leases;

                        (c) duly executed instruments of assignment and assumption and other instruments where required to effect Buyer's assumption of the Assumed Liabilities;

                        (d) payment by wire transfer, in immediately available funds, of the Purchase Price as provided in Section 2.4;

                        (e) the Release, as required by Section 7.6 hereof;

                        (f) such other certificates, documents and instruments as may reasonably be requested by Sellers to carry out the purposes or intent of this Agreement; and

                        (g) all previously undelivered documents required hereunder to be delivered by Buyer to Sellers at or prior to the Closing, including those contemplated by Article VIII.

            2.10 REQUIRED CONSENTS. Sellers shall use their commercially reasonable efforts to obtain the Required Consents on or before the Closing Date and Buyer shall use its commercially reasonable efforts to assist Sellers in obtaining the Required Consents. If and to the extent Sellers are unable to obtain any Required Consents by the Closing Date, Buyer may waive the closing condition as to any such Required Consents and elect to have Sellers continue using their commercially reasonable efforts to obtain such consents after the Closing Date, in which event the affected Purchased Assets and/or Assigned Contracts will be held by Sellers in trust for Buyer and shall be performed by Buyer in the name of Sellers and all benefits and obligations derived thereunder (except as otherwise provided in the Transaction Documents) shall be for the account of Buyer, until such time as the applicable Required Consents are obtained. Where entitlement of Buyer to such Purchased Assets and/or Assigned Contracts hereunder is not recognized by any third party, Sellers shall, at the request of Buyer, enforce in a reasonable manner, at the cost of and for the account of Buyer, any and all rights of Sellers against such third party.

            2.11 FURTHER ASSURANCE. After the Closing: (a) Sellers shall from time to time, at the request of Buyer and without further cost or expense to Sellers, execute and deliver such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request in order to more effectively consummate the Transactions and to vest in Buyer good and marketable title to the Purchased Assets; and (b) Buyer shall from time to time, at the request of Sellers and without further cost to Buyer, execute and deliver such other instruments of assumption and take such other actions as Sellers may reasonably request in order to more effectively consummate the Transactions and to confirm the assumption by Buyer of the Assumed Liabilities. Nothing in this
Section 2.10 shall be construed to require Buyer to pay Sellers any additional consideration for the Purchased Assets.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

            Sellers hereby jointly and severally represent and warrant to Buyer that the following statements contained in this Article III are true and correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date:

            3.1 CORPORATE STATUS. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction under which it was incorporated. Each Seller, as applicable, has all requisite corporate power and authority to own, lease and use the Purchased Assets and conduct the Business as now conducted. Each of the Sellers is qualified to do business as a foreign corporation and is in good standing in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. Sellers have made available to Buyer true and complete copies of the certificate of incorporation and bylaws of each Seller, in each case as amended to date.

            3.2 AUTHORIZATION. Each of the Sellers has the requisite power and authority to execute and deliver the Transaction Documents to which it is or will be a party and to perform its obligations under such of the Transaction Documents to which it is a party. Such execution, delivery and performance by the Sellers has been duly authorized by all necessary corporate action, including approval by the respective Boards of Directors of the Sellers, as required by the laws of the jurisdiction under which the Sellers are incorporated. The Transaction Documents executed on or before the date hereof constitute, and the Transaction Documents to be executed after the date hereof will constitute, valid and binding obligations of the Sellers, enforceable against each such party in accordance with their respective terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally, and except as enforceability may be subject to general principles of equity.

            3.3 CONSENTS AND APPROVALS. (a) Except for the consents and filings specified in Schedule 3.3(a) (the "Required Consents"), or consents the failure of which to obtain would not have a Material Adverse Effect, neither the execution and delivery by either Seller of the Transaction Documents to which it is or will be a party, nor the performance of the Transactions to be performed by either Seller, will (i) violate or require any filing, consent or approval or constitute a Default under (x)any Legal Requirement, pending filing with any Governmental Body, or Court Order to which a Seller is subject, (y) the Charter Documents of either Seller or (z) any Contract, Assigned Permit or other document to which a Seller is a party or to which any of the Business, the Purchased Assets or the Acquired Locations may be subject; (ii) result in the creation or imposition of any Encumbrance on any Purchased Asset; or (iii) prevent the consummation of the Transactions.

                        (b) Except as provided in Section 3.3(a) hereof, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Sellers in connection with the execution and delivery of this Agreement or any Transaction Documents, or on the part of Sellers in connection with the consummation of the Transactions or the performance or compliance by Sellers with any of the provisions hereof or thereof.

            3.4 FINANCIAL DISCLOSURES. In connection with the Transactions, Sellers have delivered to Buyer's representative, Navigant Capital Advisors, certain financial data and other disclosures with respect to the Business as set forth on Schedule 3.4 (referred to herein as the "WPE Financial Disclosures"). The WPE Financial Disclosures have been prepared from the books and records of WPE in accordance with GAAP, present accurately the assets, liabilities and results of operations of WPE as of the dates thereof and for the periods stated therein, and accurately present in all material respects the financial condition of WPE and the Business.

            3.5 TITLE TO PURCHASED ASSETS AND RELATED MATTERS. Except as set forth on Schedule 3.5, WPE has good and marketable title to, or valid leasehold interests in, all of the

Purchased Assets, free from any Encumbrances (other than the Assumed Liabilities and Encumbrances that secure the Assumed Liabilities). The use of the Purchased Assets is not subject to any Encumbrances (other than those specified in the preceding sentence), and such use does not materially encroach on the property or rights of anyone else. The Purchased Assets, the Assumed Liabilities and the Acquired Locations constitute all property and property rights now used or necessary for the conduct of the Business in the manner and to the extent presently conducted by WPE.

            3.6 REAL PROPERTY LEASES. (a) WPE has delivered to Buyer true, correct and complete copies of the Leases. With respect to the Leases, and except as reflected in Schedule 2.1(a), the Leases have not been modified or amended by any written or oral agreement and are in full force and effect and are valid and subsisting; neither WPE nor any person on behalf of WPE has received any notice of cancellation or termination from any landlord under any of the Leases; WPE is not in Default under the terms of any of the Leases; to WPE's Knowledge, no lessor under any of the Leases is in Default under the terms of any such Leases; the current monthly rentals under each of the Leases is correctly set forth in Schedule 2.1(a), and WPE has paid its monthly rental, additional rent and all other monetary obligations due under each of the Leases through the last day of the month of this Agreement; the commencement dates and expiration dates of each of the Leases are correctly set forth in Schedule 2.1(a); no ongoing dispute exists with any landlord concerning the payment of rent or WPE's performance of any of its obligations under the Leases; WPE has not assigned or otherwise transferred its rights under any of the Leases, nor has WPE sublet or permitted any other person to occupy all or any portion of the leased premises; the amount of any security deposit made by or on behalf of WPE under each of the Leases is correctly set forth on Schedule 2.1(a); and any renewal option of WPE under the Leases, including the renewal rent, is correctly set forth on Schedule 2.1(a). Each Lease constitutes the sole and entire agreement between the lessor thereunder and WPE respecting the premises leased thereunder. WPE is the lessee of the leasehold estate purported to be granted by each Lease, and its possession thereof has not been disturbed, nor has any claim been asserted against it adverse to its rights in such leasehold estate.

                        (b) To WPE's Knowledge, none of the leasehold improvements installed by WPE or its representatives at any of the Acquired Locations contravenes any zoning ordinance, building code, use or occupancy restriction, or other administrative regulation or violates any restrictive covenant or other agreement to which the applicable property is bound, or any provision of law, the effect of which in any material respect would interfere with or prevent the continued use of the applicable property for the purposes for which it is now being used by WPE or would materially affect the value thereof to Buyer for similar use. To WPE's Knowledge, all of the Acquired Locations, buildings, fixtures and improvements thereon are in good operating condition and repair (subject to normal wear and tear).

                        (c) To WPE's Knowledge, there are no pending or threatened condemnation or similar proceedings affecting any Acquired Location or any part thereof. The improvements on the Acquired Locations are served by gas, electricity, water, sewage and waste disposal and other utilities adequate to operate the improvements located thereon. To WPE's Knowledge, the buildings and other facilities located on the Acquired Locations are free of any patent and latent structural or engineering defects.

            3.7 ACCOUNTS. Subject to applicable reserves, all Accounts are, and all Accounts subsequently accruing in connection with conduct of the Business on or prior to the Closing Date will be, (a) receivables arising in the Ordinary Course, (b) valid, genuine and enforceable, (c) to WPE's Knowledge, subject to no defenses, set-offs or counterclaims and (d) current and collectible in the ordinary course, taking into account the acknowledged discounting provided for in Section 2.1(e) of this Agreement. Except as set forth on Schedule 3.7, no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.

            3.8 INVENTORY. Schedules 2.1(c)(i), (ii), (iii) and (iv) and the descriptions of the Inventory contained therein are complete and accurate in all material respects, subject to adjustment as provided in Section 2.5 hereof. Except as set forth in Schedule 3.8, neither Seller holds, in connection with the Business, any materials on consignment or have title to any materials in the possession of others.

            3.9 CONTRACTS.

                        (a) Each of the Assigned Contracts is in full force and effect and is a valid and binding obligation of WPE and, to Sellers' Knowledge, the other parties thereto in accordance with its terms and conditions, except as such enforceability may be limited by (a) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and (b) equitable principles of general applicability (whether considered in a proceeding at law or in equity). Neither Seller nor any person on behalf of Sellers has received any notice of cancellation or termination of any of the Assigned Contracts, and to Sellers' Knowledge, no Assigned Contract is subject to any dispute and WPE is not in Default under any Assigned Contract. Except as disclosed in Schedule 3.9, Sellers have no Knowledge of any Default by any other party under any Assigned Contract. To Sellers' Knowledge, no event has occurred which, and neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, a Default under or a violation of any Assigned Contract by either Seller or any other party to such Assigned Contract or would cause the acceleration of any obligation of any party thereto or the creation of an Encumbrance upon any Purchased Asset. Sellers have made available to Buyer a true, complete and accurate copy of each written Assigned Contract and none of the Assigned Contracts has been modified or amended in any respect, except as otherwise disclosed to Buyer in Schedule 3.9.

                        (b) To Sellers' Knowledge, except for the Assigned Contracts or as set forth in Schedule 3.9, neither Seller is a party to or otherwise obligated in connection with the Business under any contract or commitment, whether written or oral, not made in the Ordinary Course of the Business.

            3.10 LEGAL PROCEEDINGS. (a) Except as disclosed in Schedule 3.10(a), there is no Litigation that is pending or, to the Knowledge of Sellers, threatened against or related to the Business, the Acquired Locations or the Purchased Assets. There are no judgments, orders, decrees or awards entered against either Seller related to the Business or the Purchased Assets. There is no asserted claim, action or proceeding now pending or, to the Knowledge of Sellers, threatened before any court, grand jury, administrative or regulatory body, Governmental Body, arbitration or mediation panel or similar body involving either Seller which will or may reasonably be expected to prevent or hamper the consummation of the Transactions or have a Material Adverse Effect on the Business.

                        (b) Except as disclosed in Schedule 3.10(b), neither Seller has received notice or information as to any claim or allegation of personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by, or in connection with any service provided by, WPE in connection with the Business, which will or may reasonably be expected to have a Material Adverse Effect on the Business. Schedule 3.10(b) accurately and completely describes all such claims of which Sellers have Knowledge, together in each case with the date such claim was made, the amount claimed, the disposition or status of such claim (including settlement or judgment amount). WPE has had at all times and currently has in full force and effect insurance of the type and amount adequate to cover all claims of the sort described in this Section.

            3.11 EMPLOYEES. (a) Schedule 3.11(a) accurately identifies, as of the date of this Agreement, the following information as to each employee of WPE at the Acquired Locations: name, title, whether on leave of absence or layoff status, accrued 2008 vacation, accrued 2008 sick leave, and annualized compensation. Except as set forth on Schedule 3.11(a), there are no collective bargaining agreements covering any of the employees at the Acquired Locations.

                        (b) Except as set forth in Schedule 3.11(b): (i) WPE is not indebted in connection with the Business to any employee of WPE except for amounts due as normal salaries, wages, employee benefits and bonuses and in reimbursement of ordinary expenses; and (ii) no employee of WPE is indebted to WPE except for advances for ordinary business expenses.

            3.12 ENVIRONMENTAL MATTERS. Except as disclosed in Schedule 3.12:

                        (a) The Acquired Locations, while leased by WPE, have been operated and are currently in compliance in all material respects with all Legal Requirements concerning or relating to industrial hygiene or the protection of health, safety and/or the environment and/or governing the use, handling, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling or Release of Hazardous Materials, whether now existing or subsequently amended or enacted (collectively referred to as "Environmental Laws"), including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 as amended ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq., as amended ("RCRA"), the Federal Water Pollution Act, 33 U.S.C. ss.1251 et seq., as amended, the Clean Air Act, 42 U.S.C. ss.7401 et seq., as amended ("Clean Air Act"), the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss.136 et seq., as amended, the Occupational Safety and Health Act of 1970, 29 U.S.C. ss.651 et seq., as amended ("OSHA"), and the Safe Drinking Water Act, 42 U.S.C. ss.300 et seq., as amended, or regulations promulgated thereunder, and all applicable state and local environmental laws;

                        (b) Neither Seller has received any claims, notices, demand letters or requests for information alleging any violation under Environmental Law and there are no judicial, administrative or other actions, suits or proceedings pending, nor, to Sellers' Knowledge, are there any investigations or conditions on, about, beneath or arising from any of the Acquired Locations, which might, now or at any time in the future, under any Environmental Law, (A) give rise to any Environmental Liabilities or the imposition of a statutory lien upon Buyer or WPE, or (B) require any Response, Removal or Remedial Action (as those terms are defined below) or any other action, including, without limitation, reporting, monitoring, cleanup or contribution by WPE (collectively, an "Environmental Condition");

                        (c) To Sellers' Knowledge, WPE has not Released any Hazardous Substances (as defined below) at or from the Acquired Locations.

                        (d) To Sellers' Knowledge, none of the following exists at any Acquired Location: (1) underground storage tanks or sumps, (2) asbestos-containing material in any friable and damaged form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments or disposal areas.

                        (e) Except as disclosed in Schedule 3.12, there has been no environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of either Seller (or by a third party of which either Seller has Knowledge) in relation to operations of either Seller at an Acquired Location.

As used in this Agreement:

                                    (i) the terms "Release," "Response,"
"Removal" and "Remedial Action" shall have the meanings ascribed to them in Sections 101(22)-101(25) of CERCLA;

                                    (ii) The term "Hazardous Substances" or
"Hazardous Substance" shall mean any substance regulated under any of the Environmental Laws, including, without limitation, any substance which is: (A) petroleum, asbestos or asbestos-containing material, urea formaldehyde or polychlorinated biphenyls; (B) a "hazardous substance," "pollutant" or "contaminant" (as defined in Sections 101(14), and (33) of CERCLA or the regulations designated pursuant to Section 102 of CERCLA), including any element, compound, mixture, solution or substance that is or may be designated pursuant to Section 102 of CERCLA; (C) listed in the United States Department of Transportation Hazardous Material Tables, 49 C.F.R. ss.172.101; (D) defined, designated or listed as a "Hazardous Waste" pursuant to the RCRA or (E) listed as a "Hazardous Air Pollutant" under Section 112 of the Clean Air Act.

            3.13 FINDER'S FEES. No Person retained by Sellers or any of its Affiliates is or will be entitled to any commission or finder's or similar fee in connection with the negotiation or consummation of the Transactions.

            3.14 TAXES.

                        (a) All Tax and information returns and reports ("Returns") required to be filed by WPE on or prior to the Closing Date with respect to Taxes have been or will be properly and timely filed.

                        (b) All amounts required to be shown on each of such Returns have been paid or will be paid when due by WPE.

                        (c) Except as disclosed in Schedule 3.14, to Sellers' knowledge, there are no grounds for the assertion or assessment of any Taxes against WPE, the Purchased Assets or the Business other than those reflected or reserved against on the WPE Financial Disclosures.

                        (d) Neither the Purchased Assets nor the Business are, and neither will be, encumbered by any Encumbrances arising out of any unpaid Taxes and there are no grounds for the assertion or assessment of any Encumbrances against the Purchased Assets or the Business in respect of any Taxes.

                        (e) The transactions contemplated by this Agreement will not give rise to (i) the creation of any Encumbrances against the Purchased Assets or the Business in respect of any Taxes, (ii) the assertion of any additional Taxes against the Purchased Assets or the Business or (iii) the imposition on Buyer of any liability for Taxes payable by Sellers with respect to conduct of the Business on or prior to the Closing Date.

                        (f) Except as disclosed in Schedule 3.14, there is no action or proceeding or unresolved claim for assessment or collection, pending or threatened, by, or present or expected dispute with, any Governmental Body for assessment or collection from any of the Sellers of any Taxes of any nature affecting the Purchased Assets or the Business.

                        (g) Except as disclosed in Schedule 3.14, there is no extension or waiver of the period for assertion of any Taxes against the Sellers affecting the Purchased Assets or the Business.

                        (h) None of the Purchased Assets or Assumed Liabilities will constitute a partnership, joint venture, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

                        (i) None of the Purchased Assets are tax-exempt use property within the meaning of Section 168(h) of the Code.

                        (j) None of the Purchased Assets are subject to a tax indemnification agreement.

            3.15 INTENTIONALLY DELETED.

            3.16 AFFILIATED TRANSACTIONS. Except as disclosed in Schedule 3.16, no director, officer, employee or affiliate of either Seller, is a party to any agreement, Contract, commitment or other form of transaction or arrangement with Sellers in connection with the Business or has any interest in any property used by or in connection with the Business.

            3.17 BENEFITS PLANS.

                        (a) As used in this Agreement, "Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, and any other plan, program, agreement, arrangement, policy, contract, commitment, written or oral, statutory or contractual, that provides for compensation or benefits, including, but not limited to, any deferred compensation, executive compensation, bonus, or incentive plan, any cafeteria plan or any holiday or vacation plan or practice, with respect to which WPE has or has had in the one year period preceding the date hereof any obligation or liability or which are or were in the one year period preceding the date hereof maintained, contributed to or sponsored by WPE for the benefit of any current or former employee, officer or director of WPE.
Schedule 3.17(a) sets forth a list of all Benefit Plans. With respect to each Benefit Plan, Sellers have made available to Buyer a true and complete copy of each such Benefit Plan (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Benefit Plan including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, and (iii) a copy of the most recent favorable determination letter referred to in Section 3.17(c) (if any).

                        (b) None of the Benefit Plans is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. None of the Benefit Plans is a "multiemployer plan" as defined in
Section 3(37) of ERISA.

                        (c) Except as set forth on Schedule 3.17(c), each Benefit Plan or trust which is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified or exempt, and nothing has occurred since the date of such determination letter that would adversely affect the qualified or exempt status of any Benefit Plan or related trust.

                        (d) There has been no amendment to, written interpretation of, or announcement (whether or not written) by either Seller relating to, or change in employee participation or coverage under, any Benefit Plan that would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof.

                        (e) No employee or former employee of WPE will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the consummation of the Transactions contemplated by this Agreement, other than as provided for in Section 5.4.

            3.18 OVERTIME, BACK WAGES, VACATION AND MINIMUM WAGES. Except as set forth on Schedule 3.18, no present or former employee of WPE in connection with the Business has given written notice to either Seller of, and to Sellers' Knowledge there is no valid basis for, any claim against either Seller or the Purchased Assets (whether under law, any employment agreement or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding current bonus, accruals and amounts accruing under "employee benefit plans," as defined in Section 3(3) of ERISA) for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (d) any violation of any law relating to minimum wages or maximum hours of work.

            3.19 DISCRIMINATION, WORKERS COMPENSATION AND OCCUPATIONAL SAFETY AND HEALTH. To Sellers' Knowledge, no person or party (including government agencies of any kind) has any valid claim, or valid basis for any action or proceeding, against Sellers or the Purchased Assets arising out of any law relating to discrimination in employment or employment practices or occupational safety and health standards in connection with WPE's operation of the Business. Neither Seller has received any written notice from any Governmental Body alleging a violation of occupational safety or health standards. Except as set forth in Schedule 3.19, there are no pending workers compensation claims involving Sellers in connection with the Business and there have never been any workers compensation claims against either Seller in connection with the Business relating to the use or existence of asbestos in any of Sellers' products. WPE has delivered to Buyer a true, correct and complete list of all workers compensation claims against WPE in connection with the Business while operated by WPE.

            3.20 INTENTIONALLY DELETED.

            3.21 LABOR DISPUTES; UNFAIR LABOR PRACTICES. Except as set forth in
Schedule 3.21, there is neither pending nor, to the Knowledge of Sellers, threatened any labor dispute, strike or work stoppage in connection with the Business which affects or which reasonably may be expected to affect Sellers, the Business, the Purchased Assets or the Assumed Liabilities.

            3.22 INSURANCE POLICIES. Set forth in Schedule 3.22 is a list of all insurance policies and bonds in force covering or relating to the properties, operations or personnel of the Business.

            3.23 PRODUCT WARRANTIES. Set forth in Schedule 3.23 are the standard forms of product warranties and guarantees used by Sellers in connection with the Business (other than standard forms provided by Case for Case products) and copies of all other product warranties and guarantees given or made in connection with the Business. No oral product warranties or guarantees have been made containing terms less favorable to Sellers than the terms of the forms of product warranties and guarantees set forth in Schedule 3.23. To Sellers' Knowledge, no person or party (including, but not limited to, government agencies of any kind) has any valid claim, or valid basis for any action or proceeding, against Sellers under any law relating to unfair competition, false advertising or other similar claims arising out of product warranties, guarantees, specifications, manuals or brochures or other advertising materials used by Sellers in connection with the Business.

            3.24 COMPLIANCE WITH LAWS; LICENSES AND PERMITS. Except as disclosed in Schedule 3.24, Sellers have to their Knowledge complied with and are not in Default under or in violation of any applicable Legal Requirement, or the provisions of any franchise or license. WPE holds all licenses or permits required to conduct the Business as presently conducted by it, and each such license or permit is valid, in full force and effect, and listed in Schedule 2.1(g), and neither the execution of this Agreement nor the Closing do or will constitute or result in a Default under or violation of any such permit or license.

            3.25 PRODUCT SAFETY AUTHORITIES. WPE has not been required to file any notification or other report with or provide written information or oral presentation to any government agency or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold or distributed by WPE in connection with the

Business, and to Sellers' Knowledge there exist no valid grounds for the recall of any such product.

            3.26 INTENTIONALLY DELETED.

            3.27 FULL DISCLOSURE. No representation or warranty of Sellers herein and no statement, information or certificate furnished or to be furnished by or on behalf of Sellers pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer hereby represents and warrants to Sellers that the following statements contained in this Article IV are true and correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date:

            4.1 ORGANIZATIONAL STATUS. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to purchase the Purchased Assets. Buyer is qualified to do business and is in good standing as a foreign entity in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a material adverse effect on Buyer's ability to perform its obligations under this Agreement. Buyer has made available to Sellers true and complete copies of the Charter Documents of Buyer.

            4.2 AUTHORIZATION. Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is or will be a party and to perform its obligations under such of the Transaction Documents to which it is a party. Such execution, delivery and performance by Buyer has been duly authorized by all necessary limited liability company action. The Transaction Documents executed on or before the date hereof constitute, and the Transaction Documents to be executed after the date hereof will constitute, valid and binding obligations of Buyer, enforceable against Buyer, as the case may be, in accordance with their terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally, and except as enforceability may be subject to general principles of equity.

            4.3 CONSENTS AND APPROVALS. Except as herein provided, neither the execution and delivery by Buyer of the Transaction Documents to which it is or will be a party, nor the performance of the Transactions to be performed by Buyer, violate or will require any filing, consent or approval or constitute a Default under (a) any Legal Requirement, pending filing with any Governmental Body, or Court Order to which Buyer is subject, (b) the Charter Documents of Buyer or (c) any Contract, government permit or other document to which Buyer is a party or by which the properties or other assets of Buyer may be subject.

                                   ARTICLE V

                              COVENANTS OF SELLERS

            5.1 OPERATION OF THE BUSINESS. From the date hereof through the Closing Date, WPE will conduct the Business at the Acquired Locations in the Ordinary Course, and will make commercially reasonable efforts to maintain its relationships and goodwill with licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with either Seller in connection with the Business, maintain in inventory quantities of raw materials, component parts, work in process, finished goods and other supplies and materials in such manner and in such amounts as are consistent with past practices, and shall refrain from the following actions in furtherance of and in addition to such restriction (except as contemplated by this Agreement) without the prior written consent of Buyer, which shall not be unreasonably withheld: (i) encumbering, selling or otherwise disposing of any Purchased Assets other than in the Ordinary Course; (ii) entering into any Contract, waiving any right or otherwise incurring any Liability with respect to the Purchased Assets or the Acquired Locations, other than in the Ordinary Course;
(iii) accelerating or discounting any Account other than in the Ordinary Course;
(iv) modifying or amending in any material respect or terminating any Assigned Contract; (v) terminating or closing any Acquired Location; (vi) causing or permitting to occur any event, occurrence or omission which, individually or together with other matters, could reasonably be expected to have a Material Adverse Effect; (vii) taking any action that would cause any of the representations and warranties made by Sellers in this Agreement not to remain true and correct or any of the conditions set forth in this Agreement not to be satisfied; (viii) settling, releasing or forgiving any claim or litigation or waiving any right thereto that relates to any of the Purchased Assets or the Assumed Liabilities, but excluding any such claim or right that relates solely to any Excluded Asset or Excluded Liability; (ix) other than in the Ordinary Course, (a) materially increasing compensation or other benefits payable to any employee of WPE or (b) entering into any employment or other similar agreement or arrangement providing for compensation or benefits of any kind, or (ix) initiating or participating in any discussions or negotiations to do, or entering into any agreement to do, any of the foregoing.

            5.2 ACCESS. Sellers shall give Buyer and its accountants, counsel and other representatives reasonable access (subject to providing reasonable notice and subject further to being under the supervision and direction of WPE personnel if requested by WPE and subject further to such personnel complying with the confidentiality provisions of this Agreement), without unreasonably interfering with business operations, to all properties, books, Contracts and records of Sellers related to the Purchased Assets or the Acquired Locations and shall furnish to Buyer all such documents, records and information as Buyer shall from time to time reasonably request.

            5.3 INSURANCE AND MAINTENANCE OF THE PURCHASED ASSETS. From the date hereof through the Closing Date, WPE shall continue to maintain its existing insurance policies on property owned or leased by it in connection with the Business and maintain and service the Purchased Assets at its own expense in a manner consistent with past practice.

            5.4 EMPLOYEES. Sellers shall provide Buyer with reasonable access to any employees at the Acquired Locations for purpose of discussing potential future employment. After the Closing Date, upon the reasonable request of Buyer and to the extent permitted by applicable Legal Requirements and subject to the confidentiality provisions of this Agreement, Sellers shall make available to Buyer any records in their possession with respect to former WPE employees hired by Buyer. To the extent any WPE employee at the Acquired Locations is entitled under WPE's existing policies to receive bonus compensation for any periods prior to and through the Closing Date, WPE shall be responsible for and shall pay to such employees, promptly following the Closing Date, the full amount of such accrued bonus compensation (subject to normal withholding requirements).

            5.5 FULFILLMENT OF CONDITIONS. Sellers shall use commercially reasonable efforts to fulfill the conditions specified in Article VIII to the extent that the fulfillment of such conditions is within their control. The foregoing obligation includes (a) the execution and delivery of the Transaction Documents and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including conducting WPE's business in such manner that on the Closing Date the representations and warranties of Sellers contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

            5.6 NOTIFICATION OF CERTAIN MATTERS. Between the date of this Agreement and the Closing, either Seller shall give prompt notice to Buyer of
(a) the occurrence or failure to occur of any event of which either of them has Knowledge, which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof through the Closing Date and (b) any failure of either Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

            5.7 NEW LEASE. With respect to WPE's corporate headquarters facility in Vancouver, Washington, Sellers shall cause the landlord for the facility (an Affiliate of Sellers) to terminate the existing lease and enter into a new lease of the facility with Buyer, to be effective on and as of the Closing Date (the "New Lease"). The new lease will be for a term of six (6) months at a monthly rental rate equal to $14,000 per month.

            5.8 NON-COMPETITION.

                        (a) Sellers agree that for a term of five (5) years after the Closing Date (the "Restricted Period"), neither they nor any of their Affiliates will: (i) engage, directly or indirectly, whether by itself or in partnership or in conjunction with any other person, firm, association, syndicate or corporation, as principal, agent, shareholder, employee, consultant or in any other manner whatsoever, in any business activity competitive with the Business as constituted on the date hereof; or (ii) at any time during the Restricted Period, directly or indirectly induce or attempt to influence any customer or supplier of Buyer to terminate its relationship with Buyer or to enter into any relationship with any competitor of Buyer; or (iii) at any time during the Restricted Period, induce or attempt to influence any employee or contractor of Buyer to terminate a relationship with Buyer, or (iv) at any time during the Restricted Period, without the prior written consent of Buyer, induce or attempt to influence any employee of Buyer to enter into any employment or contractual relationship with Sellers or any other person or entity.

                        (b) Sellers agrees that any violation of any of the covenants in this Section 5.8 would cause substantial and irreparable injury to Buyer, whereupon Buyer may seek to have Sellers enjoined from any breach or threatened breach thereof in addition to, but not in limitation of, any other rights or remedies to which Buyer is or may be entitled to at law or in equity or under this Agreement.

                        (c) Sellers agree that the limitations set forth above are reasonable in time and geographic scope, and if any provision hereof is held invalid or unenforceable, the remainder shall nevertheless remain in full force and effect. In particular, Sellers agree that if any court of competent jurisdiction shall determine that the duration or geographical limit of the foregoing non-competition covenant is invalid or unenforceable, it is the intention of Sellers and Buyer that it shall not be terminated thereby but shall be deemed to have been amended to the extent required to render it valid and enforceable, such amendment to apply only with respect to the jurisdiction of the court making such adjudication. Sellers acknowledge that the Purchase Price and the agreements of Buyer set forth in this Agreement constitute good and valid consideration for the covenants set forth in this Section 5.8.

                        (d) In order to more fully protect the interests of Buyer, and as a condition to Buyer's agreement to acquire the Purchased Assets, Sellers shall cause Dean McLain to execute and deliver to Buyer at Closing a Non-Competition Agreement containing provisions comparable in all material respects to the provisions of this Section 5.8.

            5.9 USE OF NAME. Buyer shall have the exclusive (in respect of the operation of a dealership), royalty-free right and license to use the name "Western Power" and associated logos for a transition period of one hundred eighty (180) days following the Closing, to allow for the orderly removal of the name from signage, invoices and other assets used in the operation of the Acquired Locations and the Purchased Assets. Nothing contained in this Section
5.9 shall prohibit WPE from using the name "Western Power" in connection with sales of products that are not competitive with CNH products from any facility currently maintained by WPE but not included in the Acquired Locations.

                                   ARTICLE VI

                               COVENANTS OF BUYER

            6.1 FULFILLMENT OF CONDITIONS. From the date hereof to the Closing, Buyer shall use commercially reasonable efforts to fulfill the conditions specified in Article VIII to the extent that the fulfillment of such conditions is within its control and to cooperate with the Sellers as reasonably required to obtain the Required Consents. The foregoing obligation includes (a) the execution and delivery of the Transaction Documents and (b) taking or refraining from such actions as may be necessary to fulfill such conditions.

            6.2 EMPLOYEES. As of the Closing Date, Buyer shall offer employment (to be effective the day after the Closing Date) to substantially all of the non-management employees of WPE at all the Acquired Locations who are not on leave of absence (disability or otherwise) and in connection therewith shall credit those employees who accept such offers of employment with the unused vacation time or sick leave accrued by them (in accordance with WPE's policies) during their employment with WPE, to the extent expressly identified on Schedule
6.2. Notwithstanding the foregoing, Buyer shall have the right not to offer employment to any employee of WPE if Buyer determines, in its sole discretion, that it would not be appropriate or desirable to retain such employee. Sellers represent and warrant to Buyer that Schedule 6.2 correctly identifies all vacation time and sick leave accrued and unused by the aforesaid employees. Nothing contained in this Section 6.2 shall be deemed an undertaking by Buyer to continue WPE's policies with respect to vacation time or sick leave, it being understood and agreed that Buyer may initiate policies that differ from WPE's.

            6.3 PRO RATA SHARE OF PREPAID RENT AND LEASE EXPENSES. In addition to the Purchase Price, Buyer shall pay to WPE at the Closing its pro rata share (based on their respective periods of occupancy) of all prepaid rent and other prepaid expenses under the Leases.

            6.4 ACCOUNTS6.5 . In addition to the Purchase Price, Buyer shall pay to WPE, at the end of the Holdback Period (as defined in Section 9.5 hereof), an amount equal to ninety percent (90%) of all cash payments actually received by Buyer during the Holdback Period that are attributable to accounts identified on
Schedule 2.1(e)(ii) as being over 120 days old on and as of the Closing Date (provided such payments are expressly designated by the payor as a payment in satisfaction of such an over-120 days account), minus (a) any out-of-pocket costs of collection of such accounts, and (b) any Indemnification Obligations that remain unsatisfied from the Holdback Amount as provided in Section 9.5. Buyer shall make commercially reasonable efforts, in accordance with its ordinary practices, to collect such accounts during the six (6) month period following the Closing Date, provided that "reasonable efforts" shall not include initiating any collection action. Nothing contained in this Section 6.4 is intended to modify or otherwise affect the absolute assignment of title to such accounts to Buyer. Sellers shall not have the right to take any action to collect such accounts following the Closing Date, and expressly covenant and agree with Buyer that they and their representatives will refrain from taking any such action. Buyer's payment obligations under this Section 6.4 shall survive through the end of the Holdback Period.

                                   ARTICLE VII

                                FURTHER COVENANTS

            7.1 CONFIDENTIALITY. Prior to the Closing and for two years from any termination of this Agreement, all parties to this Agreement shall hold, and shall use commercially reasonable efforts to cause the Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents of such Person to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, and except as may be required to enforce the Transaction Documents or to defend any claims arising thereunder, the terms contained in the Transaction Documents as well as all confidential documents and information concerning the other Person furnished in connection with the Transactions, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis, (b) in the public domain through no fault of such Person,
(c) later acquired from sources other than such Person as long as, to the Knowledge of such Person, such sources are not subject to a contractual or fiduciary duty of confidentiality with respect to such information or (d) required to be disclosed pursuant to operation of law or legal process, governmental regulation or court order, provided that such Person will inform the other parties thereof and reasonably cooperate with the other parties (at no cost to such Person) in contesting such request or order and in obtaining appropriate protection orders; provided that such Person may disclose such information to its respective officers, directors, shareholders, employees, accountants, counsel, consultants, advisors and agents in connection with the Transactions as long as such Persons are informed of the confidential nature of such information and are directed to treat such information confidentially. The obligation of each Person to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each party shall, and shall use commercially reasonable efforts to cause the officers, directors, employees, accountants, counsel, consultants, advisors and agents of such Person to, destroy or deliver to the other parties all documents and other materials, and all copies thereof, obtained by such Person or on its behalf in connection with this Agreement that are subject to such confidence.

            7.2 COMMERCIALLY REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each party shall use commercially reasonably efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate the Transactions, including the execution and delivery of any additional instruments necessary to consummate the Transactions.

            7.3 EXPENSES. Whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the costs or expenses.

            7.4 TRANSFER TAXES. Buyer shall be responsible for, pay, indemnify and hold harmless the Sellers from, (a) any transfer, motor vehicle registration, and documentary taxes and fees imposed with respect to instruments of conveyance required to effect the Transactions; and (b) any sales, use, gains, excise and other transfer or similar taxes on the transfer of the Purchased Assets contemplated hereunder (collectively, the "Transfer Taxes"). Sellers shall execute and deliver to Buyer at the Closing any certificates or other documents as the Buyer may reasonably request to perfect any exemption from any such Transfer Tax.

            7.5 RECEIPT OF PAYMENTS POST-CLOSING. After the Closing Date, Sellers and Buyer will reasonably cooperate to assist each other in directing customers and other third parties to make payments (in satisfaction of Accounts or otherwise) to the account of the party to which such payments are properly allocated under the terms of this Agreement. If and to the extent that, after the Closing, either party receives any payment of funds which should have been directed to the account of the other party as aforesaid, the party in receipt of such payment will hold such funds in trust for the other party and will promptly (but in any event within seven (7) days following receipt) remit the funds to such other party; provided, however, that any amount payable by a party under this Section 7.5 may be netted against any payment obligation owed to such party by the other party, to the extent the other party has acknowledged such off-setting payment obligation in writing.

            7.6 TERMINATION OF DEALER AGREEMENTS AND RELEASE OF CLAIMS. At the Closing, Buyer shall cause CNH to execute and deliver to the Sellers and the Sellers shall execute and deliver to CNH, an agreement in form and substance mutually satisfactory to the parties thereto, terminating the construction equipment sales and service agreement in effect by and between WPE and CNH, effective as of the Closing Date, and containing a release by the Sellers of any and all claims they may have against CNH, CNH Capital and their respective Affiliates, arising out of or related to such distribution agreements or otherwise, and containing a release by CNH of any and all claims it may have against WPE arising out of or related to such sales and service agreement (the "Release").

                                  ARTICLE VIII

                    CONDITIONS PRECEDENT TO THE TRANSACTIONS

            8.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing of the following conditions:

                        (a) Approval of Transactions by Sellers. Sellers shall have delivered to Buyer a Secretary's Certificate as evidence that the respective Boards of Directors and shareholders of WPE and the Parent previously approved and adopted the Transactions in accordance with their respective Charter Documents and the laws of the jurisdictions under which they were incorporated and that such approvals have not been revoked, modified, amended or rescinded and are still in full force and effect.

                        (b) Approval of Transactions by Buyer. Buyer shall have obtained all necessary approvals of the Transactions from its executive management and its Board of Directors or other governing body, and such approvals shall not have been revoked, modified, amended or rescinded.

                        (c) Governmental Approvals. All approvals and consents from Governmental Bodies (if any) required to consummate the Transactions shall have been obtained.

                        (d) No Governmental Order or Legal Requirement. There shall not be in effect any order, decree or injunction (whether preliminary, final or appealable) of a United States federal or state court of competent jurisdiction, and no Legal Requirement shall have been enacted or promulgated by any governmental authority or agency, that prohibits consummation of the Transactions.

            8.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction or waiver, on or before the Closing, of each of the following conditions:

                        (a) Representations and Warranties True. The representations and warranties of Sellers contained herein shall be true and correct at and as of the date hereof and at and as of the Closing as though such representations and warranties were made again at and as of the Closing, except for changes contemplated by this Agreement.

                        (b) Performance. Sellers shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed or complied with by them on or prior to the Closing.

                        (c) Consents and Approvals. Sellers shall have obtained all the Required Consents.

                        (d) Due Diligence. Buyer shall have completed its due diligence review of the Business to its satisfaction.

                        (e) Disclosure Schedules. Sellers shall have prepared and delivered to Buyer the Disclosure Schedules and Buyer shall have approved the form and content thereof.

                        (f) Discharge of Encumbrances. Sellers shall have delivered to Buyer all releases, discharges and other instruments or documents, duly executed or otherwise authorized in writing by the applicable creditors of WPE listed in Schedule 8.2(f), to terminate, release and forever discharge all security interests or liens with respect to the Purchased Assets and to effect the transfer of the Purchased Assets to Buyer free and clear of all Encumbrances as required by this Agreement; or, in the alternative, duly executed payoff letters from such creditors showing the amounts to be paid to satisfy the applicable Encumbrance (stating any applicable per diem payoff amount), expressly authorizing the termination, release and discharge of the Encumbrance upon payment of such payoff amount, and agreeing to execute and deliver to Buyer any necessary release, discharge or other instrument or document and to otherwise cooperate with Buyer to effect such termination, release and discharge.

                        (g) Absence of Litigation. No action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative, shall have been commenced against Sellers or any of their Affiliates with respect to or affecting the Transactions or any aspect thereof or affecting the Business, the Purchased Assets or the Acquired Locations which would have a Material Adverse Effect on the Business, the Purchased Assets or the Acquired Locations.

                        (h) Other Documents. Buyer shall have received executed copies of all Transaction Documents to which Sellers are parties to the extent that they shall not have been received on or prior to the Closing. Buyer shall have received all other documents required under the terms of any of the Transaction Documents and any other documents reasonably requested on or prior to the Closing Date.

                        (i) Certificates. Sellers shall have furnished to Buyer certificates of an officer of each of Sellers, dated the Closing Date, certifying compliance as of the Closing with the conditions set forth in paragraphs (a) and (b) of this Section 8.2.

                        (j) Material Adverse Change. There shall not have been or occurred any Material Adverse Change in respect of the Business, the Purchased Assets or the Acquired Locations.

                        (k) Damage or Destruction.

                                    (i) If, on or before the Closing Date, any
of the Acquired Locations is damaged or destroyed by fire or other cause, Sellers shall notify Buyer thereof within ten (10) days after the occurrence of such damage or destruction.

                                    (ii) If such damage or destruction effects a
Material Portion (as defined below) of any individual Acquired Location, Buyer shall within twenty (20) days after receipt of Seller's notification, elect either to (a) exclude the particular parcel from the Purchased Assets to be transferred on the Closing Date and the Purchase Price shall be adjusted by an amount allocated to such Acquired Location as mutually agreed by the parties, or
(b) terminate this Agreement if the loss of the particular Acquired Location would have a Material Adverse Effect.

                                    (iii) If the above referenced time periods
overlap with the Closing Date, Buyer may, at Buyer's option, delay the Closing Date until the expiration of Buyer's election period described in subsection
(ii) above.

                                    (iv) For purposes hereof, the term "Material
Portion" means any portion or portions of an Acquired Location that collectively constitutes more than twenty percent (20%) of the rentable square footage of such Acquired Location or, with regard to any Acquired Location, that materially and adversely affects Buyer's intended use of such Acquired Location.

                                    (v) Condemnation. If, on or prior to the
Closing Date, any proceeding (judicial, administrative or otherwise), which shall relate to the proposed taking of all or a Material Portion of any Acquired Location by condemnation or eminent domain or any action in the nature of eminent domain, is commenced or threatened, Sellers shall timely give Buyer notice of such occurrence and Buyer shall, within twenty (20) days after receipt of such notice, elect either (i) to exclude the particular Acquired Location from the Purchased Assets and the Purchase Price shall be adjusted by the amount allocated to such Acquired Location as mutually agreed by the parties, or (ii) terminate this Agreement if the loss of the particular Acquired Location would have a Material Adverse Effect. If the above referenced time periods overlap with the Closing Date, Buyer may, at Buyer's option, delay the Closing Date until the expiration of Buyer's election period described above.

            8.3 CONDITIONS TO OBLIGATIONS OF SELLERS. The obligations of Sellers to consummate the Transactions shall be subject to the satisfaction or waiver, on or before the Closing, of each of the following conditions:

                        (a) Representations and Warranties True. The representations and warranties of Buyer contained herein shall be true and correct at and as of the date when made and at and as of the Closing as though such representations and warranties were made again at and as of the Closing, except for changes contemplated by this Agreement.

                        (b) Performance. Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed or complied with by it on or prior to the Closing.

                        (c) Consents and Approvals. Buyer shall have obtained all governmental and third party consents and approvals necessary to consummate the Transactions.

                        (d) Other Documents. Sellers shall have received executed copies of all Transaction Documents to which Buyer is a party to the extent that they shall not have been received prior to the Closing. Sellers shall have received all other documents required under the terms of any of the Transaction Documents and any other documents reasonably requested on or prior to the Closing Date.

                        (e) Certificates. Buyer shall have furnished to Sellers a certificate of its duly authorized officer, dated the Closing Date, certifying compliance as of the Closing with the conditions set forth in paragraphs (a) and
(b) of this Section 8.3.

                        (f) Release of Guaranty. Effective upon the Closing of the Transactions, Buyer shall have caused CNH and CNH Capital to release Dean McLain, a principal of Sellers, from his obligations to CNH and CNH Capital under his personal guaranty of the Liabilities of WPE, other than any Liability expressly identified by CNH Capital as continuing in effect after the Closing, and except to the extent that at any time any payment by or on behalf of WPE is rescinded, avoided or rendered void as a preferential transfer, impermissible set-off, fraudulent conveyance or must otherwise be returned or disgorged by CNH or CNH Capital upon the insolvency, bankruptcy or reorganization of either of the Sellers or otherwise. The latter exception shall continue in effect through the final expiration of all applicable statutes of limitation.

                                   ARTICLE IX

                                 INDEMNIFICATION

            9.1 BY SELLERS. After the Closing Date, Sellers shall jointly and severally indemnify and hold harmless Buyer and each Affiliate and agent of Buyer ("Buyer Indemnified Parties") from and against any Damages that any such indemnified party may sustain, suffer or incur and that result from, arise out of, or relate to (i) any breach of any representation, warranty, covenant or agreement of either Seller contained in any Transaction Document; (ii) any Environmental Liabilities arising out of or resulting from events occurring or conditions existing on or prior to the Closing Date or any Tax Liability of WPE, including any such Liabilities of WPE related to consummation of the Transactions or any Liability of WPE for Taxes of another Person (but not including Transfer Taxes that are Buyer's responsibility under Section 7.4 of this Agreement); and (iii) any Excluded Liability or any obligation, debt or liability of the Sellers that does not arise out of or relate to the Business, whether arising before, on or after the Closing Date. As used in this Article IX, the term "Damages" shall include (A) all losses, damages (excluding consequential damages), judgments, awards, penalties and settlements; (B) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (C) all costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), penalties, court costs and reasonable fees and expenses of attorneys and expert witnesses) of investigating, defending or enforcing any of the foregoing or of enforcing this Agreement.

            9.2 BY BUYER(a) . After the Closing Date, Buyer shall indemnify and hold harmless Sellers and each Affiliate and agent thereof ("Seller Indemnified Party") from and against any Damages that any such Seller Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to(i) any breach of any representation, warranty, covenant or agreement of Buyer contained in any Transaction Document; or (ii) all Claims against any Seller Indemnified Party arising out of Buyer's operation of the Purchased Assets from and after the Closing or with respect to any Assumed Liability.

            9.3 PROCEDURE FOR CLAIMS. A party seeking indemnification under this
Article IX (an "Indemnified Party") shall give prompt notice in writing of the Claim for Damages and a brief explanation of the basis thereof to the party alleged to be responsible for indemnification hereunder (an "Indemnitor"). The Indemnitor shall promptly pay the Indemnified Party any amount due under this
Article IX. The Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor. In determining the amount of any Damages in this Article IX, materiality qualifiers contained in any representation, warranty or covenant will be disregarded.

            9.4 THIRD PARTY CLAIMS. An Indemnified Party shall give any Indemnitor prompt written notice of the institution by a third party of any actions, suits or other administrative or judicial proceedings if the Indemnified Party would be entitled to claim indemnification under this Article IX in connection with any such action, suit or other proceeding. The Indemnitor shall, provided that it gives notice within ten (10) business days of receipt of notice from the Indemnified Party, have the option of assuming the defense of such action with counsel reasonably satisfactory to such Indemnified Party (and such costs of defense shall be included in Damages with respect to such claim). In this regard, Gersten Savage LLP shall be deemed reasonably satisfactory to such Indemnified Party. The Indemnified Party shall be entitled to participate in any such defense with separate counsel at its own expense; provided, however, that if, in the reasonable opinion of counsel to the Indemnified Party, a non-waivable conflict exists between the Indemnified Party and the Indemnitor that would make the failure to have such separate representation either unethical or illegal, the reasonable cost of such separate representation shall be paid by the Indemnitor. If an Indemnitor assumes the defense of such an action, (x) no compromise or settlement thereof may be effected by the Indemnitor without the Indemnified Party's consent (which shall not be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of a Legal Requirement or any violation of the rights of any person and no effect on any such claims that may be made against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor and (y) the Indemnitor shall have no liability with respect to any compromise or settlement thereof effected by the Indemnified Party that would involve a payment by the Indemnitor of Damages without its consent (which shall not be unreasonably withheld, conditioned or delayed). If notice is given to an Indemnitor of the commencement of any Action pursuant hereto and it does not, within ten (10) business days after the Indemnitor's notice is received, give notice to the Indemnified Party of its election to assume the defense, the Indemnitor shall be bound by any determination made in such action or any commercially reasonable compromise or settlement thereof effected by the Indemnified Party. Any failure to give prompt notice under this
Section 9.4 shall not bar an Indemnified Party's right to claim indemnification under this Article IX, except to the extent that an Indemnitor shall have been harmed by such failure. Notwithstanding anything to the contrary set forth in this Section 9.4, in the event that the third party claim is covered by insurance and the insurance policy provides for procedures other than those set forth herein as a condition to coverage, the procedures set forth in the insurance policy shall supersede those set forth herein to the extent that they are inconsistent with those set forth herein.

            9.5 HOLDBACK In addition to any Adjustment Amount owed by the Sellers under Section 2.5 hereof, the Buyer shall be entitled to set-off against the Holdback Amount the amount of any indemnification obligations owed to the Buyer by the Sellers under the provisions of Section 9.1 hereof (each individually an "Indemnification Obligation" and, collectively, the "Indemnification Obligations"), and to retain such amount in full or partial satisfaction of such Indemnification Obligations, free and clear of any and all rights or claims of Sellers or Persons claiming through Sellers. The Buyer shall give the Sellers written notice (an "Indemnification Notice") of the aggregate amount of any outstanding Indemnification Obligations to be set-off against the Holdback Amount (including, in the case of a claim that has arisen but remains unliquidated, a good faith estimate of the reasonably foreseeable maximum amount of the applicable Indemnification Obligation), on or before the last day of each of the following three periods: (i) the period from the Closing Date through that date which is ninety (90) days following the Closing Date (or if later, that date which is five (5) calendar days following a final determination of the Adjustment Amount under the provisions of Section 2.5 hereof) (the "Initial Holdback Period");(ii) the period from the end of the Initial Holdback Period through December 31, 2008 (the "Second Holdback Period"); and (iii) the period from January 1, 2009 through that date which is two hundred and seventy (270) days following the Closing Date (the "Final Holdback Period" and, collectively with the Initial Holdback Period and the Second Holdback Period, the "Holdback Period"). During the Holdback Period, the Holdback Amount outstanding from time to time (after deducting any set-offs and payments made under the provisions of Section 2.5 and this Section 9.5) shall bear interest at a fixed rate per annum equal to the "Prime Rate," as published by the WALL STREET JOURNAL on the Closing Date, plus one percent (1%) ("Interest"). Any accrued and unpaid Interest shall be paid to WPE, in immediately available funds, on each of the three (3) payment dates set forth below.

            The Holdback Amount will be released to WPE in three (3) tranches, as and to the extent provided below:

                        (a) At the end of the Initial Holdback Period, the Buyer shall deduct from the Holdback Amount (i) any Adjustment Amount owed by the Sellers under section 2.5 hereof, plus (ii) the amount of any Indemnification Obligations accrued through such date. If and to the extent, after making such deductions, the remaining Holdback Amount exceeds $666,666, then, in addition to any Interest payable as hereinbefore provided, the Indemnification Notice shall be accompanied by payment to WPE, in immediately available funds, of such excess amount;

                        (b) At the end of the Second Holdback Period, the Buyer shall deduct from the Holdback Amount the amount of any Indemnification Obligations accrued through such date (other than Indemnification Obligations previously satisfied under clause (a) above). If and to the extent, after making such deduction, the remaining Holdback Amount exceeds $333,333, then, in addition to any Interest payable as hereinbefore provided, the Indemnification Notice shall be accompanied by payment to WPE, in immediately available funds, of such excess amount;

                        (c) At the end of the Final Holdback Period, the Buyer shall deduct from the Holdback Amount the amount of any Indemnification Obligations accrued through such date (other than Indemnification Obligations previously satisfied under clauses (a) or (b) above). If and to the extent, after making such deduction, any portion of the Holdback Amount remains, then, in addition to any Interest payable as hereinbefore provided, the Indemnification Notice shall be accompanied by payment to WPE, in immediately available funds, of such remaining portion; provided, however, that if a claim or claims for indemnification arise under the provisions of Section 9.1 prior to the expiration of the Holdback Period, then the portion of the Holdback Amount that would be necessary to satisfy such claims (as determined by Buyer in good faith) shall not be paid until such claims have been fully and finally resolved, after which that portion (if any) not applied to the satisfaction of the claims, plus any accrued and unpaid Interest thereon, shall be paid to WPE.

            By way of example, if at the end of the Initial Holdback Period the Sellers owe the Buyer an Adjustment Amount of $200,000 and Indemnification Obligations of $50,000, then those amounts will be satisfied from the Holdback Amount, leaving a net Holdback Amount of $750,000, of which $83,334 (plus Interest) will be paid to WPE on that date. By way of further example, if at the end of the Initial Holdback Period the Sellers owe the Buyer an Adjustment Amount of $200,000 and Indemnification Obligations of $350,000, then those amounts will be satisfied from the Holdback Amount, leaving a net Holdback Amount of $450,000, and no payment (other than Interest) will be made to WPE on that date.

            Any dispute between the Sellers and the Buyer with respect to the amount of any Indemnification Obligation claimed by the Buyer as hereinbefore provided shall be resolved by arbitration in Chicago, Illinois by the American Arbitration Association in accordance with its Commercial Arbitration Rules then existing, provided that discovery as provided for under the Illinois Rules of Civil Procedure shall be available to all parties to the arbitration. This agreement to arbitrate is specifically enforceable and the arbitration award will be final and judgment may be entered upon it in any court having jurisdiction over the subject matter of the dispute, absent manifest error. Arbitration shall be held within 90 days after notice of dispute is provided to the Buyer by the Sellers. The prevailing party shall be awarded their reasonable attorney fees incurred in the arbitration. Nothing in this Section 9.5 shall be construed to require the Sellers and the Buyer to arbitrate any disputes other than those disputes expressly provided for herein.

            9.6 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants of the parties in this Agreement or any other Transaction Document shall survive the Closing.

                                    ARTICLE X

                                   TERMINATION

            10.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

                        (a) By mutual written consent of Buyer and Sellers;

                        (b) By either Buyer or Sellers, if the Closing has not occurred by that date which is sixty (60) days following the date of this Agreement (such date, as it may be extended from time to time by the written agreement of Buyer and Sellers, is referred to herein as the "Termination Date"); provided, however, that the right to terminate this Agreement under this paragraph (b) of Section 10.1 shall not be available to a party if such failure to close results from such party breaching any of its covenants, representations or warranties in this Agreement;

                        (c) By Sellers if Buyer shall have breached any of its covenants hereunder in any material respect or if the representations and warranties of Buyer contained in this Agreement shall not be true and correct, except for such changes as are contemplated by this Agreement, in all material respects, and in either event, if such breach is subject to cure, Buyer has not cured such breach within ten (10) business days of Sellers' notice of an intent to terminate;

                        (d) By Buyer if Sellers shall have breached any of their covenants hereunder in any material respect or if the representations and warranties of Sellers contained in this Agreement shall not be true and correct, except for such changes as are contemplated by this Agreement, in all material respects, and in either event, if such breach is subject to cure, Sellers have not cured such breach within ten (10) business days of Buyer's notice of an intent to terminate;

                        (e) By Buyer if any of the conditions set forth in Sections 8.1 or 8.2 have not been met by that date which is sixty (60) days following the date of this Agreement or earlier become incapable of fulfillment;

                        (f) By Sellers if any of the conditions set forth in Sections 8.1 or 8.3 have not been met by that date which is sixty (60) days following the date of this Agreement or earlier become incapable of fulfillment; or

                        (g) By Sellers or Buyer if there shall be in effect a final nonappealable order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

            10.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.1, the agreements contained in Sections 7.1, 7.3 and this Section
10.2 and Article XI shall survive the termination hereof, but the rights and obligations of the parties hereunder will otherwise terminate. In addition, either party may pursue any further legal or equitable remedies that may be available to it if such termination is based on a breach by the other party.

                                   ARTICLE XI

                              PUBLIC ANNOUNCEMENTS

            Buyer and Sellers will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable law or stock exchange regulations, will not issue any such press release or make any such public statement without the written consent of the other party.

                                   ARTICLE XII

                        CONTENTS OF AGREEMENT, AMENDMENT,
                      PARTIES IN INTEREST, ASSIGNMENT, ETC.

            This Agreement and the Transaction Documents referred to herein together embody the entire agreement and understanding of the parties concerning the subject matter contained herein, and supersedes any and all prior agreements and understandings between the parties, whether written or oral. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. No provision of this Agreement may be waived, modified or otherwise changed by any means, including, without limitation, any course of dealing, course of performance or trade usage, or oral evidence of any nature, except pursuant to a writing executed by the party against which enforcement of such waiver, modification or change is sought. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder, except that (a) Buyer shall have the right to assign any of its rights and obligations hereunder to an Affiliate or other third party, and (b) WPE may assign its right to receive any amounts payable to WPE under this Agreement, including, but not limited to, under Sections 2.4, 2.5(c), 6.3, 6.4, and 9.5 hereof, to Rockmore Investment Master Fund, Ltd., individually and as agent for the senior secured noteholders identified in that certain Securities Purchase Agreement dated as of June 8, 2005, as amended (collectively, "Rockmore"), pursuant to an assignment agreement in form and substance reasonably satisfactory to Buyer's counsel. Rockmore shall not by such assignment acquire any rights in or to such payments greater than or otherwise different from the rights of WPE. There are no intended third party beneficiaries (including without limitation Rockmore) under this Agreement.

                                  ARTICLE XIII

                                 INTERPRETATION

            Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, (b) "or" has the inclusive meaning frequently identified with the phrase "and/or" and (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" or "without limitation." The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Unless otherwise expressly stated, all dollars specified in this Agreement shall be in United States dollars. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

                                   ARTICLE XIV

                                     NOTICES

            All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or national overnight courier or other delivery service, provided that notice by facsimile message shall only be effective if confirmed by at least one other method of notification provided for herein. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by national overnight courier to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

            If to Buyer:

            Case Construction Equipment
            621 State Street
            Racine, WI  53402
            Attention: James Hasler, Vice President, Sales & Marketing NA Telephone Number: 262-636-6395
            Fax Number:  262-636-6002

            with a copy to:

            Duane, Morris LLP
            30 South 17th Street
            Philadelphia, PA 19103-7396
            Attention:  John F. Horstmann, Esquire
            Telephone Number:  215-979-1504
            Fax Number:  215-979-1020

            If to Sellers:

            Western Power & Equipment Corp.
            6407-B N.E. 117th Avenue
            Vancouver, WA 98662
            Attention:  Dean McLain, President
            Telephone Number: 360-253-2346 (ext. 109)
            Fax Number:  360-_______________

            with a copy to:

            Gersten Savage LLP
            600 Lexington Avenue, 9th Floor
            New York, NY  10022-0018
            Attention:  Jay Kaplowitz, Esquire
            Telephone Number:  212-752-9700


                                   ARTICLE XV

      GOVERNING LAW; CONSENT TO JURISDICTION; CONSENT TO SERVICE OF PROCESS

                        (a) This Agreement shall be construed and interpreted in accordance with the laws of the State of Illinois, without regard to its provisions concerning conflict of laws. Each of the parties hereto irrevocably appoints each and every of its officers as its attorneys upon whom may be served, by regular or certified mail at the address set forth in Article XIV hereof, any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Agreement; and each hereby further agrees that any action or proceeding against it may be commenced and maintained in any court within the State of Illinois by service of process on any such officer, and that the courts of the State of Illinois shall have jurisdiction with respect to the subject matter hereof and the parties hereto. Notwithstanding the foregoing, any party in its absolute discretion may also initiate proceedings in the courts of any other jurisdiction in which the other party may be found or in which any of its properties may be located.

                        (b) THE PARTIES ACKNOWLEDGE THAT THEY HAVE EACH IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO A JURY TRIAL WITH REGARD TO ANY DISPUTE OR CLAIM ARISING UNDER THIS AGREEMENT.

                        (c) Each party hereby consents to process being served by the other party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Article XIV.

                                   ARTICLE XVI

                                  COUNTERPARTS

            This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. A facsimile copy of an executed original of this Agreement shall have the same force and effect as an executed original.

                                  ARTICLE XVII

                                  SEVERABILITY

            The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clause or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.



                      WESTERN POWER & EQUIPMENT CORP., a Delaware corporation


                      By: /s/ Dean McLain
                          -----------------------------
                          Name: Dean McLain
                                -----------------------
                          Title: President
                                 ----------------------

                      WESTERN POWER & EQUIPMENT CORP., an Oregon corporation


                      By: /s/ Dean McLain
                          -----------------------------
                          Name: Dean McLain
                                -----------------------
                          Title: President
                                 ----------------------

                      CNH DEALER HOLDING COMPANY LLC,
                      a Delaware limited liability company


                      By: /s/ James E. McCullough
                          -----------------------------
                          Name: James E. McCullough
                                -----------------------
                          Title: Chairman
                                 ----------------------

                                    EXHIBIT A

                           LIST OF ACQUIRED LOCATIONS



1.          2535 Ellis Street, Redding, CA 96001

2.          1751 Bell Avenue, Sacramento, CA 95838

3.          1041 S. Pershing Avenue, Stockton, CA 95206

4.          1455 Glendale Avenue, Sparks, NV 89431

5.          1745 NE Columbia Blvd., Portland, OR 97211

6.          1655 NE Silverton Road, Salem, OR 97303

7.          2702 West Valley Hwy., North, Auburn, WA 98001

8.          15111 Smokey Point Blvd., Marysville, WA 98271